Exhibit 99.1
Agreement for Commitment to Make Plan
Sufficient for Plan Benefits
     This agreement, by and between Kulicke and Soffa Industries, Inc. (the “Company”) and Kulicke and Soffa Industries, Inc. Retirement Income Plan (the “Plan”) shall be effective as of the last date executed.
     WHEREAS, the Plan is an employee pension benefit plan as described in section 3(2)(A) of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. 1001-1461; and
     WHEREAS, the Company is a corporation; and
     WHEREAS, the Company is a contributing sponsor of the Plan, or a member of the contributing sponsor’s controlled group, as described in section 4001(a)(13) and (14) of ERISA, 29 U.S.C. 1301(2)(13) and (14); and
     WHEREAS, the Plan is covered by the termination insurance provisions of Title IV of ERISA, 29 U.S.C. 1301-1461; and
     WHEREAS, the Plan administrator has issued or intends to issue to each affected party a notice of intent to terminate the Plan, pursuant to section 4041(a)(2) of ERISA, 29 U.S.C. 1341(a)(2); and
     WHEREAS, the Company wishes the Plan to be sufficient for plan benefits, as described in 29 CFR §4041.2; and
     WHEREAS, the parties understand that if the Plan is not able to satisfy all its obligations for plan benefits, it will not be able to terminate in a standard termination under section 4041(b) of ERISA, 29 U.S.C. 1341(b); and
     WHEREAS, the Company is not a debtor in a bankruptcy or other insolvency proceeding;
     NOW, THEREFORE, the parties hereto agree as follows:
     1.     The Company promises to pay to the Plan, on or before the date prescribed for distribution of Plan assets by the plan administrator, the amount necessary, if any, to ensure that, on the date the plan administrator distributes the assets of the Plan, the Plan is able to provide all plan benefits.
     2.     For the sole purpose of determining whether the Plan is sufficient to provide all plan benefits, an amount equal to the amount described in paragraph 1 shall be deemed a Plan asset available for allocation among the participants and beneficiaries of the Plan, in accordance with section 4044 of ERISA, 29 U.S.C. 1344.
     3.     This Agreement shall in no way relieve the Company of its obligations to pay contributions under the Plan.

KULICKE AND SOFFA INDUSTRIES, INC.
Date:	May 7, 2007	By:	/s/ C. Scott Kulicke
		Name:	C. Scott Kulicke
		Title:	Chief Executive Officer

KULICKE AND SOFFA INDUSTRIES, INC. RETIREMENT INCOME PLAN
Date:	May 7, 2007	By:	/s Michael Lutz
		Name:	Michael Lutz
		Title:	Plan Administrator